SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-8/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                       COMMISSION FILE NUMBER: 333-104500
                                               ----------


                           MICRON ENVIRO SYSTEMS, INC.
                           ---------------------------
        (Exact name of small business issuer as specified in its charter)


Nevada                                                                98-0202944
------                                                                ----------
(State or other jurisdiction of      (Primary Standard          (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification No.)
                                        Code Number)

789 West Pender Street, Suite 460, Vancouver, British Columbia           V6C 1H2
--------------------------------------------------------------           -------
(Address of principal executive offices)                              (Zip Code)

                                  604.646-6903
                                  ------------
                (Issuer's Telephone Number, including Area Code)

            Non-Qualified Stock Option Agreements with Graeme Sewell Non-Qualified Stock Option Agreements with Jason Gigliotti
           ----------------------------------------------------------
                            (Full Title of the Plan)


                              Thomas E. Stepp, Jr.
                                 STEPP LAW GROUP
                                1301 Dove Street
                                    Suite 460
                         Newport Beach, California 92660
                         -------------------------------
                     (Name and Address of Agent for Service)

                                  949.660.9700
                                  ------------
                     (Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
       Title of securities            Amount     Proposed maximum  Proposed maximum    Amount of
         to be registered             to be       offering price      aggregate       registration fee
                                  registered(1)     per share(2)      offering price
--------------------------------  -------------  ----------------  -----------------  ----------------

Common Stock, $.001 par value        4,750,000        $ 0.02            $95,000            $7.69

======================================================================================================

(1) Consists of underlying shares pursuant to a Non-Qualified Stock Option Agreements with Graeme Sewell and Jason Gigliotti.


(2) The proposed offering price per share, proposed aggregate offering price and registration fee have changed from the original Form S-8 filed with the SEC on April 14, 2003, to reflect the exercise price of the stock options.


                                     PART I
                                     ------

Item 1. The Plan Information.
-----------------------------

Micron Enviro Systems, Inc. ("we", "our") entered into the following Non-Qualified Stock Option Agreements ("Option Agreement"):

     1) pursuant to our 2002 Non-Qualified Stock Option Plan ("2002 Option Plan"), with Jason Gigliotti on January 28, 2003;
     2)   pursuant to our 2002 Option Plan,  with Graeme  Sewell on February 10,
          2003;
     3)   pursuant to our 2002 Option  Plan,  with Jason  Gigliotti  on April 3,
          2003;
     4)   pursuant to our 2002 Option Plan, with Graeme Sewell on April 3, 2003;
     5) pursuant to our 2003 Non-Qualified Stock Option Plan ("2003 Option Plan"), with Jason Gigliotti on April 3, 2003; and
     6)   pursuant to our 2003 Option Plan, with Graeme Sewell on April 3, 2003.

Option Plans
------------

The 2002 Option Plan is effective from June 21, 2002 until December 31, 2009, and the 2003 Option Plan is effective from April 3, 2003 to December 31, 2010, within these terms we can grant options to persons eligible to participate in the 2002 and 2003 Option Plans.

Any Option shall be exercisable at such times, in such amounts and during such period or periods as we shall determine at the date of the grant of such Option. To the extent that an Option is not exercised within the period of exerciseability, the unexercised amount of such Option will expire.

The Options are not transferable during the lifetime on the optionee, but may be exercised by the optionee's heirs for up to six months after the optionee's death.

The administrator for both Option Plans consists of our board of directors. We may at any time and for any or no reason, suspend or terminate the 2002 Option Plan and/or the 2003 Option Plan. No Options may be granted pursuant to those Options Plans while the 2002 and 2003 Option Plans are suspended or after each respective Option Plan has terminated. Options granted while the 2002 or 2003 Option Plans are in effect will not be altered or impaired by the subsequent suspension or termination of the 2002 or 2003 Option Plans, respectively.

The total number of shares of our common stock which may be purchased pursuant to the exercise of Options shall not exceed ten million (10,000,000) shares of our authorized common stock, $.001 par value per share under the 2002 Option Plan and ten million (10,000,000) shares of our authorized common stock, $.001 par value per share under the 2003 Option Plan.

The Options may only be granted to our directors, officers, employees as well as selected and qualified independent contractors.

Option Agreements
-----------------

1) On January 28, 2003, Mr. Gigliotti was granted the right and option to purchase up to 1,200,000 of our shares at an exercise price of $0.02 per share until January 28, 2008, pursuant to our 2002 Option Plan. A copy of the Option Agreement is included in this Registration Statement as Exhibit 10.2.

2) On February 10, 2003, Mr. Sewell was granted the right and option to purchase up to 850,000 of our shares at an exercise price of $0.02 per share until February 10, 2008, pursuant to our 2002 Option Plan. A copy of the Option Agreement is included in this Registration Statement as Exhibit 10.3.

3) On April 3, 2003, Mr. Gigliotti was granted the right and option to purchase up to 350,000 of our shares at an exercise price of $0.02 per share until April 3, 2008, pursuant to our 2002 Option Plan. A copy of the Option Agreement is included in this Registration Statement as Exhibit 10.4.

4) On April 3, 2003, Mr. Sewell was granted the right and option to purchase up to 350,000 of our shares at an exercise price of $0.02 per share until April 3, 2008, pursuant to our 2002 Option Plan. A copy of the Option Agreement is included in this Registration Statement as Exhibit 10.5.

5) On April 3, 2003, Mr. Gigliotti was granted the right and option to purchase up to 1,000,000 of our shares at an exercise price of $0.02 per share until April 3, 2008, pursuant to our 2003 Option Plan. A copy of the Option Agreement is included in this Registration Statement as Exhibit 10.7.

6) On April 3, 2003, Mr. Sewell was granted the right and option to purchase up to 1,000,000 of our shares at an exercise price of $0.02 per share until April 3, 2008, pursuant to our 2003 Option Plan. A copy of the Option Agreement is included in this Registration Statement as Exhibit 10.8.

Mr. Gigliotti and Mr. Sewell may exercise their Options by delivering a notice of exercise to us accompanied by a certified or cashier's check, or promissory note in payment of the Option purchase price.


Item 2. Registrant Information and Employee Plan Annual Information.
--------------------------------------------------------------------

Not applicable.


                                     PART II
                                     -------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3. Incorporation of Documents by Reference.
------------------------------------------------

We  incorporate  the  following  documents  by  reference  in this  Registration
Statement:

     (a) Our latest Annual Report on Form 10-KSB/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission on April 11, 2003;

     (b) All of our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the fiscal year ended December 31, 2002;

     (c) The description of our common stock contained in the registration statement on Form 10-SB filed with the Securities and Exchange Commission on May 13, 1999, as amended on September 3, 1999; and

     (d) All other reports (and documents) filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.


Item 4. Description of Securities.
----------------------------------

Not applicable.


Item 5. Interests of Named Experts and Counsel.
-----------------------------------------------

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.


Item 6. Indemnification of Directors and Officers.
--------------------------------------------------

Our Articles of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and shareholders and other items. Our Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Nevada law. Pursuant to our Articles of Incorporation and under Nevada law, our directors and officers are generally not liable to us or our shareholders for damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (i) the act or failure to act of such officer or director constituted a breach of his fiduciary duties; and (ii) his breach of those duties involve intentional misconduct, fraud or a knowing violation of law.

On July 17, 2002, we entered into Indemnification Agreements with our directors and officers, which provide the indemnitee with the maximum indemnification allowed under applicable law. Since the Nevada statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The indemnification agreement provides a scheme of indemnification, which may be broader than that specifically provided by Nevada law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Nevada law may be expanded, and therefore the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was one of our directors, officers, key employees or agents. We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a shareholder's investment.


(begin boldface)
IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.
(end boldface)


Item 7. Exemption from Registration Claimed.
--------------------------------------------

Not applicable


Item 8. Exhibits.
-----------------

3.1       Corporate Charter*

3.2       Articles of Incorporation*

3.3       Certificate of Amendment to Articles of Incorporation*

3.4       Bylaws*

5         Opinion of Stepp Law Group

10.1      2002 Non-Qualified Stock Option Plan**

10.2 2002 Non-Qualified Stock Option Agreement with Jason Gigliotti dated January 28, 2003

10.3 2002 Non-Qualified Stock Option Agreement with Graeme Sewell dated February 10, 2003

10.4 2002 Non-Qualified Stock Option Agreement with Jason Gigliotti dated April 3, 2003

10.5 2002 Non-Qualified Stock Option Agreement with Graeme Sewell dated April 3, 2003

10.6      2003 Non-Qualified Stock Option Plan***

10.7 2003 Non-Qualified Stock Option Agreement with Jason Gigliotti dated April 3, 2003

10.8 2003 Non-Qualified Stock Option Agreement with Graeme Sewell dated April 3, 2003

23.1 Consent of Stepp Law Group (contained in its opinion filed as Exhibit 5 to this Registration Statement)

23.2      Consent of Williams and Webster

*Filed as exhibits to our Registration Statement on Form 10-SB on May 13, 1999, and incorporated herein by this reference.

** Filed as exhibits to our Quarterly Report on Form 10-QSB on August 13, 2002, and incorporated herein by this reference.

*** Filed as exhibit to our Annual Report on Form 10-KSB/A on April 11, 2003 and incorporated herein by this reference.


Item 9. Undertakings.
---------------------

     The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and
(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the registrant pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


Pursuant to the requirements of the Securities Act, the registrant certifies it has reasonable grounds to believe that the registrant satisfies all of the requirements for filing on Form S-8/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on April 21, 2003.



MICRON ENVIRO SYSTEMS, INC.,
a Nevada corporation


/s/ Bernard McDougall
---------------------
Bernard McDougall, Director and President



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 21, 2003, who are the directors of the registrant's board of directors and who shall administer and enforce the Stock Option Agreements with Graeme Sewell and Jason Gigliotti.



Signature and Title
-------------------


 /s/ Bernard McDougall
--------------------------
Bernard McDougall, Director and President


/s/ Stephen J. Amdahl
---------------------------
Stephen J. Amdahl, Director


/s/ Conrad Clemiss
---------------------------
Conrad Clemiss, Director